SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 11, 2008

Coach, Inc.
(Exact name of registrant as specified in its charter)
Maryland	1-16153	52-2242751
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
516 West 34th Street, New York, NY 10001
(Address of principal executive offices) (Zip Code)
(212) 594-1850
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:   Entry into a Material Definitive Agreement.

On March 11, 2008, Coach, Inc. ("Coach" or the "Company") entered into a three-year extension to the employment agreement of Reed Krakoff, President and Executive Creative Director. This amendment extends the term of Mr. Krakoff’s employment agreement from August 2011 through June 2014.

Mr. Krakoff’s extended agreement provides for an initial base salary (beginning June 29, 2008) of $2,500,000 per year, to be increased by not less than 5% at the beginning of each subsequent fiscal year, with an initial maximum bonus pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 200% of his annual base salary.

Under his agreement extension, Mr. Krakoff is entitled to receive an extension signing bonus payable as follows: $3,500,000 if he remains employed with Coach through June 28, 2008, $3,500,000 if he remains employed through June 26, 2009, and $3,000,000 if he remains employed through July 3, 2010. If, prior to July 2, 2011, Mr. Krakoff is terminated by the Company for "Cause" (as defined in his existing employment agreement) or resigns his employment with the Company other than for "Good Reason" (as defined in his existing employment agreement), he would be required to repay the full amount of all extension-signing bonuses previously paid to him. If, during the period beginning on July 3, 2011 and ending on June 28, 2014, he is terminated for "Cause" or resigns his employment other than for "Good Reason", he would be required to repay a portion of these bonuses equal to the product of (x) $10 million and (y) the ratio of (i) the number of days that have expired between July 3, 2011 and the date of his termination of employment and (ii) 1092.

Subject to his continued employment with Coach, Mr. Krakoff will receive service bonuses of $1,101,475 if he remains employed with Coach through June 30, 2012, $1,101,475 if he remains employed through June 29, 2013, and $3,202,950 if he remains employed through June 28, 2014. He will be eligible to receive additional bonuses of up to $2,188,000 in each of fiscal years 2012 and 2013 and up to $4,376,000 in fiscal year 2014 based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the United States Internal Revenue Code of 1986 (the "Code"). Subject to certain exceptions, if Mr. Krakoff is terminated by the Company without "Cause" or resigns his employment for "Good Reason", he would remain eligible to continue to receive these bonuses after the termination date.

Except as otherwise described above, all of the remaining terms of Mr. Krakoff’s existing employment agreement will remain in effect.

Item 5.02:   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 11, 2008, Coach’s Board of Directors appointed Jerry Stritzke as an Executive Officer of the Company, effective as of March 17, 2008. Mr. Stritzke will assume the position of Coach’s President and Chief Operating Officer on or prior to June 28, 2008, concurrent with the retirement of Coach’s current President and Chief Operating Officer, Keith Monda. Mr. Monda, who has served in his position with the Company since June 1998, will remain as a member of Coach’s Board of Directors.

Under the terms of his offer letter, Mr. Stritzke will receive an initial base salary of $850,000 per year, with a maximum bonus opportunity pursuant to Coach’s Performance-Based Annual Incentive Plan equal to 100% of his base salary actually paid during each fiscal year. The actual amount of this bonus will be based on Coach’s attaining pre-set financial or other operating criteria determined by Coach’s Board of Directors in its discretion in accordance with Section 162(m) of the Code, except that for fiscal years 2008 and 2009, Mr. Stritzke’s bonus is guaranteed to be no less than 50% of the maximum bonus opportunity for those years. All of his salary and bonuses are subject to his continued employment with the Company through the time that such salary and bonuses would normally be paid.

Mr. Stritzke will receive an initial grant of stock options to purchase 125,000 shares of Coach’s common stock. The grant date will be the first business day of the fiscal month coincident with or next following the commencement of his employment (the "Grant Date"), and the exercise price will be the average of the high and low share price for Coach common stock on the New York Stock Exchange on that date. These options will become exercisable in equal installments on the first, second and third anniversaries of the Grant Date, subject to Mr. Stritzke’s continued employment with the Company. Mr. Stritzke will also receive on the Grant Date an initial grant of restricted stock units valued (using the Black-Scholes valuation model and the same average high and low prices) at $1,000,000; these units will vest and convert into shares of Coach common stock on the third anniversary of the Grant Date, subject to his continued employment with the Company.

Mr. Stritzke will receive a transportation allowance during his employment equal to 5.45% of his base salary (up to $3,000) plus $1,000 per month, as well as other benefits customary to Coach’s senior executives. The Company will also reimburse Mr. Stritzke for any costs incurred in connection with moving himself and his family to the New York metropolitan area for his employment.

If Mr. Stritzke’s employment is terminated involuntarily by Coach other than for "cause" (as defined in his offer letter), he would be entitled to receive 12 months of base salary under Coach’s Severance Plan for senior executives.

Item 9.01:   Financial Statements and Exhibits.

(c)  Exhibits.  The following exhibit is being furnished herewith:

99.1	Press Release, dated March 12, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	March 12, 2008

COACH, INC.

		By:	/s/ Todd Kahn
Todd Kahn
Senior Vice President, General Counsel
and Secretary

EXHIBIT INDEX

99.1	Press Release, dated March 12, 2008